Exhibit 10.42

EMPLOYMENT AGREEMENT

THIS AGREEMENT (this “Agreement”) is entered into as of this 28th day of October 2020 by and between Lee Applbaum (the “Executive”) and Wheels Up Partners LLC, a Delaware limited liability company (the “Company”).

WHEREAS, the Company desires to obtain the benefit of the experience, supervision and services of the Executive in connection with the operation of the Company and desires to employ the Executive upon the terms and conditions hereinafter set forth, and the Executive desires and is able to accept such employment on such terms and conditions.

NOW, THEREFORE, in consideration of the premises and mutual agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:

1.          Agreement to Employ; No Conflicts. Upon the terms and subject to the conditions of this Agreement, the Company hereby employs the Executive, and the Executive hereby accepts employment with the Company. Executive represents that (a) he is entering into this Agreement voluntarily and that his employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by him of any agreement to which he is a party or by which he may be bound, (b) he has not, and in connection with his employment with the Company will not, violate any non-competition, non-solicitation or other similar covenant or agreement by which he is or may be bound, and (c) in connection within his employment with the Company he will not use any confidential or proprietary information he may have obtained in connection with employment with any prior employer.

2.          Employment Duties. During the Term (as defined below), the Executive shall serve as Chief Marketing Officer (“CMO”) of Wheels Up Partners Holdings LLC (“Holdings”) and the Company, and shall perform duties consistent with the responsibilities of a CMO. Executive shall report directly to the Chief Executive Officer of the Company (“CEO”). During the Term, the Executive shall devote his full business time, energy, experience and talents to such employment and shall devote his best efforts to advance the interests of the Company.

3.          Term of Employment. The term of the Executive’s employment hereunder shall commence on November 2, 2020 (the “Start Date”) and shall continue for a period of four (4) years (the “Initial Term”). Executive’s employment shall automatically renew for successive one-year periods (“Renewal Term”) unless notice of non-renewal is provided by either party within thirty (30) days prior to the expiration of the then current Term. For the purposes of this Agreement, the Initial Term and any Renewal Term shall be referred to herein as the “Term”.

4.          Place of Employment. The Executive’s principal place of employment shall be Executive’s home office in Dallas, Texas. Notwithstanding the foregoing, the Executive acknowledges that the duties to be performed by the Executive hereunder are such that Executive may be required to travel extensively.

5.          Compensation; Reimbursement. During the Term, the Company shall pay or provide to the Executive, in full satisfaction for his services provided hereunder, the following:

5.1.       Base Salary. During the Term, the Company shall pay the Executive a base salary of $350,000 per year (as may be increased from time to time pursuant to this Section 5.1, “Base Salary”), payable in accordance with the payroll policies of the Company for senior executives as from time to time are in effect, less such amounts as may be required to be withheld by applicable federal, state and local law and regulations (the “Payroll Policies”). Executive’s Base Salary shall be subject to annual review and may be increased from time to time solely at the discretion of the Company.

5.2.       Annual Bonus Opportunity. Executive will be eligible for an annual discretionary bonus with a target amount equal to one hundred percent (100%) of then current Base Salary (“Target Bonus”), the payment of which shall be determined based on the satisfaction of performance metrics for management bonuses generally established by the Board of Directors of Holdings (the “Board”), which account for the Company’s satisfying its budget and growth projection and individual performance at target levels. The Company anticipates that such metrics shall be developed by the Board for each budget year during the Term, and until such time as they are adopted, Executive’s right to the annual bonus shall be determined in the sole discretion of the Board. In the event that applicable individual, Company or other performance goals are achieved at a level that exceeds target levels for an applicable fiscal year, the Executive will be eligible to earn an annual bonus in excess of the Target Bonus amount in the same manner as other senior executives of the Company are generally eligible for such increased bonus. In the event that applicable individual, Company or other performance goals are achieved at a level below target levels but in excess of a threshold level for an applicable fiscal year as may be determined by the Board in its sole discretion, the Executive will eligible to earn an annual bonus, if any, in an amount less than the Target Bonus in the same manner as other senior executives of the Company are generally eligible for such a partial bonus. Any annual bonus payable hereunder shall be paid not later than March 15 of the year following the year to which it relates. The Board’s good faith determination of Executive’s eligibility to receive an annual bonus and the calculation of any such bonus shall be final and conclusive. Notwithstanding the foregoing, for the calendar year 2021 only, Executive’s annual bonus shall not be discretionary but shall be in the fixed amount of $350,000 to be paid not later than March 15, 2022.

5.3.       Equity Award. The Company will recommend to the Compensation Committee of the Board of Directors of Holdings that you be granted an option to purchase 2,500,000 common interests in Holdings (or other equity securities into which the common interests are changed or converted) (the “Option”) as part of the next Company-wide equity grant at an exercise price determined by the Board. The Option shall be subject to the vesting restrictions and all other terms of the Holdings Option Plan, your Option Agreement and any other related agreements.

5.4.       Executive Flight Hours. Provided Executive joins the the Wheels Up program by paying the current member rate and maintaining his account in good standing during the Term, or, if Executive is already a Wheels Up member, by maintaining his account in good standing during the Term, Executive shall be entitled to receive thirty-five (35) bonus hours of flight time on a Citation Excel/XLS per year (“Annual Bonus Hours”). Further, in addition to the Annual Bonus Hours, Executive will be entitled to purchase up to fifteen (15) King Air 350i hours per year and six (6) Citation Excel/XLS hours per year at the then prevailing rate and terms available for purchase generally by other senior executives of the Company and members of the Board of Directors.

5.5.       Expenses. The Company shall pay or reimburse the Executive for ordinary and necessary business expenses incurred by him in the performance of his duties as an employee of the Company in accordance with the Company’s usual policies upon receipt from the Executive of written substantiation of such expenses which is acceptable to the Company.

5.6.       Benefits. During the Term, the Executive shall be entitled to participate in all health, life, disability, pension, sick leave and other benefits generally made available by the Company to its senior executives; provided, however, that the Company shall be entitled to amend or terminate any employee benefit plans which are applicable generally to the Company’s senior executives, officers or other employees. Further, Executive shall be entitled to such other perquisites and fringe benefits that are provided generally to other senior executives of the Company (which shall not include benefits that are made available selectively to the CEO).

5.7.       Vacation. The Executive shall be entitled to four (4) weeks paid vacation per calendar year in accordance with the Company’s vacation policy, which shall accrue on a quarterly basis, to be taken at a time or times which do not unreasonably interfere with his duties hereunder. Any vacation not used during any calendar year shall be forfeited.

6.          Termination. The Executive’s employment hereunder may be terminated as follows:

6.1.       Upon Death or Disability. If during the Term, the Executive shall become physically or mentally disabled, whether totally or partially, either permanently or so that the Executive, in the good faith judgment of the Company, is unable substantially and competently to perform his duties hereunder for a period of ninety (90) consecutive days or for ninety (90) non-consecutive days during any six (6) month period during the Term (a “Disability”), the Company may terminate the Executive’s employment hereunder. In order to assist the Company in making that determination, the Executive shall, as reasonably requested by the Company, (a) make himself available for medical examinations by one or more physicians chosen by the Company and (b) grant to the Company and any such physicians access to all relevant medical information concerning his, arrange to furnish copies of his medical records to the Company and use his best efforts to cause his own physicians to be available to discuss his health with the Company. If the Executive dies during the Term, the Executive’s employment hereunder shall automatically terminate as of the close of business on the date of his death. Upon termination for Disability or death, the Company shall not be obligated to make any salary, bonus or other payments or provide any benefits under this Agreement (other than payments for services rendered or expenses incurred through the date of such termination), provided, however, the Company shall pay to the Executive, or the Executive’s legal representative, (i) the Base Salary (less any amounts that the Executive may receive pursuant to any Company-sponsored long-term disability insurance policy for senior executives as and if in effect at the date of termination) in accordance with the Payroll Policies for a period of three (3) months following the date of such termination; (ii) a pro rata annual bonus based on the amount that would have been otherwise payable under Section 5.2 above and the number of days the Executive was employed during the applicable year, and paid at the time specified in, Section 5.2 above; and (iii) in the case of termination for Disability, to the maximum extent permissible under such plans, all employee benefits specified in Section 5.6 that the Executive was receiving at the date of termination for a period of six (6) months after the date of such termination, provided further, however, the Company shall be entitled to amend or terminate any employee benefit plans which are applicable generally to the Company’s senior executives, officers or other employees.

6.2.       For Cause. The Company may terminate the Executive’s employment hereunder for Cause (as defined below) and all of the Executive’s rights to payments (other than salary payments for services already rendered and expenses incurred through the date of such termination) and any other benefits otherwise due hereunder shall cease immediately and there shall be no additional vesting of Profits Interests. The Company shall have “Cause” for termination of the Executive if any of the following has occurred:

(a)       (i) material dishonesty in the performance of the Executive’s duties hereunder or (ii) the Executive’s failure, whether willful, intentional or grossly negligent, to perform his duties hereunder (other than as a result of a Disability);

(b)       willful misconduct in connection with the performance of the Executive’s duties hereunder;

(c)       Executive’s conviction of, or entering a plea of guilty or nolo contendere to, a crime that constitutes a felony, or with respect to a misdemeanor involving moral turpitude;

(d)      a material breach by the Executive of any material covenant or provision contained in (i) this Agreement or (ii) the Employee Confidentiality Agreement and Restrictive Covenants executed by the Executive and the Company concurrently with their execution and delivery of this Agreement and attached hereto as Exhibit A;

(e)       the Company, after reasonable investigation, finds that the Executive has violated any material written policies of the Company, including, but not limited to, any code of conduct or ethics policies, or policies pertaining to harassment or discrimination;

(f)       a willful failure or refusal by the Executive to comply with a written directive from the Company or the Board (unless such directive represents an illegal act); or

(g)      a confirmed positive illegal drug test for the Executive;

provided, however, that none of the foregoing shall constitute Cause unless the Company first provides Executive with written notice referencing this provision and describing the grounds that the Company believes constitutes Cause and Executive fails to cure such grounds within thirty (30) days after receipt of such written notice (except in the case of matters which the Board reasonably determines in good faith are not able to be cured in which case Executive’s termination for Cause shall be effective immediately upon his receipt of the written Cause notice from the Company).

6.3.       Without Cause. (a) The Company may terminate the Executive’s employment hereunder without Cause at any time upon thirty (30) days’ written notice to the Executive. If the Company terminates the Executive without Cause, the Company will pay to Executive an aggregate amount equal to the sum of (x) the Executive’s then-current Base Salary (“Base Salary Severance”) and (y) the annual bonus amount that would have otherwise been payable under Section 5.2 above (“Severance Bonus”) and, notwithstanding what is set forth in Section 2(a) of the Option Agreement (described in Section 5.3), any portion of the Option that is scheduled to become vested within twelve (12) months following the date of such termination shall become vested as if no such termination has occurred (“Additional Vesting”); provided that (i) the Severance Bonus shall be determined without regard to achievement of individual goals (with the weighting of Company and other performance goals proportionately increased, if applicable, in determining the amount of the Severance Bonus) and (ii) if bonus payments under Section 5.2 above are not determined based on established performance metrics for management bonuses generally because such metrics have not yet been established, the Company shall calculate the average of the percentage of the bonus target applied when determining the annual bonus for each of the top three then-employed senior executives of the Company (without taking into account time-based pro-ration for any partial year served) other than any successor CMO (the “Bonus Ratio”) (e.g., 90%, if the top three senior executives received annual bonuses for the relevant performance year equal to 100%, 90% and 80% of their applicable bonus targets), and Executive’s Severance Bonus shall be equal to the Bonus Ratio multiplied by the Base Salary. The Base Salary Severance shall be payable as salary continuation over the one (1) year period following the date of termination. The Severance Bonus shall commence upon the Board’s determination of executive bonuses for the year in which Executive is terminated, and shall be payable in a pro rata amount for a period that runs concurrently with the remaining period that Executive is receiving Base Salary Severance. In addition to the foregoing, if on the date of termination Executive is enrolled in any employee benefit plan made available pursuant to Section 5.6 above, and Executive elects to continue coverage under such plan(s) pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), or elects coverage under a different health plan, the Company will reimburse Executive for the lesser of (i) the cost of coverage under COBRA and (ii) the cost of coverage under a different health plan for a period of twelve (12) months from the date of termination. In all cases, the Company shall be entitled to amend or terminate any employee benefit plans which are applicable generally to the Company’s senior executives, officers or other employees. Notwithstanding the foregoing, in the event Executive accepts employment or provides services to any corporation, partnership, sole proprietorship, or other entity or natural person whose principal business involves marketing, soliciting or selling products or services directly competitive with products or services being developed, produced, marketed or sold by the Company as of the date of Executive’s termination during the twelve (12) month period following termination, (x) any future Base Salary Severance payments, Severance Bonus payments or employment benefit continuation payments due but not yet paid as of the date Executive accepts such employment or begins providing such services as described above shall be forfeited and no further severance payments shall be made, and (y) the Additional Vesting pursuant to this Agreement shall be revoked and the original terms of the Option Agreement shall apply.

(b) It is further acknowledged and agreed by the parties that the actual damages to the Executive in the event of termination during the Term under this Section 6.3 would be difficult if not impossible to ascertain, and, therefore, the Base Salary Severance, Severance Bonus and employee benefit continuation provisions set forth in Section 6.3(a) shall be the Executive’s sole and exclusive remedy in the case that any severance becomes payable pursuant to Section 6.3(a) or 6.4 and shall, as liquidated damages or severance pay or both, in such a case be considered for all purposes in lieu of any other rights or remedies, at law or in equity, which the Executive may have in the case of such termination.

6.4.       For Good Reason. During the Term, Executive shall be entitled to resign his employment for Good Reason. In the event Executive resigns his employment under grounds that constitute Good Reason, Executive shall be entitled to the same payments and benefits and subject to the same conditions as a termination without Cause under Section 6.3. Good Reason shall be defined as follows:

 (i) a material breach by the Company of any material covenant or provision of this Agreement; or there is a breach of the Option Agreement described in Section 5.3 by the Company or Holdings that materially affects Executive’s rights or benefits with respect to the Option or any other equity award subsequently granted to Executive;

(ii) any involuntary change in the Executive’s title or reporting relationships (including any requirement to report to any person other than the Board or the CEO) or any involuntary material diminution in the Executive’s material duties, authorities or responsibilities as CMO; or

(iii) a reduction by the Company in the Base Salary or a reduction in the Executive’s Target Bonus as provided hereunder;

provided, however, that none of the foregoing shall constitute Good Reason unless the Executive first provides the Company with written notice referencing this provision and describes the existence of such event that the Executive believes constitutes Good Reason within sixty (60) days after he becomes aware of the existence such event, and the Company fails to cure such change or reduction within thirty (30) days after receipt of such written notice, and Executive resigns from employment within fifteen (15) days after the end of such cure period.

7.          Release. Notwithstanding the foregoing, in order to be eligible for any of the payments under Section 6.1 (in the case of termination for Disability), 6.3 or 6.4, the Executive must (a) execute and deliver to the Company a general release, in a form reasonably satisfactory to the Company, and (b) as determined by the Company, must be and remain in compliance with his obligations under this Agreement, and the Employee Confidentiality and Restrictive Covenant Agreement. In the event the Company determines, with notice to the Executive, that the Executive has materially breached his obligations under this Agreement, or the Employee Confidentiality and Restrictive Covenant Agreement, any and all payments or benefits provided for in Sections 6.3 or 6.4 shall cease immediately.

8.          Certain Agreements/Activities.

8.1.       Customers, Suppliers. Executive does not have, and at any time during the Term shall not have, any employment with or any direct or indirect interest in (as owner, partner, shareholder, employee, director, officer, agent, consultant or otherwise) any customer of or supplier to the Company. Nothing in this Section 8.1 shall prohibit the Executive from acquiring or holding not more than two percent of any class of publicly traded securities of any business.

8.2.       Certain Activities. During the Term, the Executive shall not (a) give or agree to give, any gift or similar benefit of more than nominal value to any customer, supplier, or governmental employee or official or any other person who is or may be in a position to assist or hinder the Company in connection with any proposed transaction, which gift or similar benefit, if not given or continued in the future, might reasonably be expected to adversely affect the business or prospects of the Company, without notice and consent of the Company, (b) knowingly use any corporate or other funds for unlawful contributions, payments, gifts or entertainment, (c) knowingly make any unlawful expenditures relating to political activity to government officials or others, (d) establish or maintain any unlawful or unrecorded funds in violation of Section 30A of the Securities Exchange Act of 1934, as amended, and (e) knowingly accept or receive any unlawful contributions, payments, gifts, or expenditures.

9.          Section 409A. The Company and the Executive intend that the payments and benefits provided for in this Agreement either be exempt from Section 409A of the Internal Revenue Code (the “Code”), or be provided in a manner that complies with Section 409A of the Code, and any ambiguity herein shall be interpreted so as to be consistent with the intent of this Section 9. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive by Section 409A of the Code or damages for failing to comply with Section 409A. Notwithstanding anything contained herein to the contrary, all payments and benefits under Section 6 of this Agreement shall be paid or provided only at the time of a termination of the Executive’s employment that constitutes a “separation from service” from the Company within the meaning of Section 409A of the Code and the regulations and guidance promulgated thereunder (determined after applying the presumptions set forth in Treas. Reg. Section 1.409A-1(h)(1)) and the payment of the severance benefits to be made under Section 6 of this Agreement shall be treated as a right to a series of separate payments in accordance with Treasury Regulation Section 1.409A-2(b)(2)(iii). Further, if at the time of the Executive’s termination of employment with the Company, the Executive is a “specified employee” as defined in Section 409A of the Code as determined by the Company in accordance with Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in payments or benefits ultimately paid or provided to the Executive) until the date that is at least six (6) months following the Executive’s termination of employment with the Company (or the earliest date permitted under Section 409A of the Code), whereupon the Company will pay the Executive a lump-sum amount equal to the cumulative amounts that would have otherwise been previously paid to the Executive under this Agreement during the period in which such payments or benefits were deferred. Thereafter, payments will resume in accordance with this Agreement.

Notwithstanding anything to the contrary in this Agreement, in-kind benefits and reimbursements provided under this Agreement during any calendar year shall not affect in-kind benefits or reimbursements to be provided in any other calendar year, other than an arrangement providing for the reimbursement of medical expenses referred to in Section 105(b) of the Code, and are not subject to liquidation or exchange for another benefit. Notwithstanding anything to the contrary in this Agreement, reimbursement requests must be timely submitted by the Executive and, if timely submitted, reimbursement payments shall be promptly made to the Executive following such submission, but in no event later than December 31st of the calendar year following the calendar year in which the expense was incurred. In no event shall the Executive be entitled to any reimbursement payments after December 31st of the calendar year following the calendar year in which the expense was incurred. This paragraph shall only apply to in-kind benefits and reimbursements that would result in taxable compensation income to the Executive. Any tax gross-up payments contemplated by this Agreement shall be paid by the end of the calendar year next following the calendar year in which the Executive remits the related taxes to the applicable governmental entity.

Additionally, in the event that following the date hereof the Company or the Executive reasonably determines that any compensation or benefits payable under this Agreement may be subject to Section 409A of the Code, the Company and the Executive shall work together to adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other commercially reasonable actions necessary or appropriate to (x) exempt the compensation and benefits payable under this Agreement from Section 409A of the Code and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (y) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.

10.         Notices. All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) upon confirmation of receipt when such notice or other communication is sent by facsimile, (c) one day after delivery to an overnight delivery courier, or (d) on the fifth day following the date of deposit in the United States mail if sent first class, postage prepaid, by registered or certified mail. The addresses for such notices shall be as follows:

(a)          For notices and communications to the Company

Wheels Up Partners LLC
601 West 26th Street, Suite 900

New York, NY 10001

Attn: Kenny Dichter, CEO

kdichter@wheelsup.com

(b)          For notices and communications to the Executive, to the address set forth below his signature hereto. Any party hereto may, by notice to the other, change its address for receipt of notices hereunder.

11.         General.

11.1.      Governing Law/ Venue. This Agreement shall, in accordance with Section 5-1401 of the General Obligations Law of the State of New York, be governed by the laws of the State of New York, without regard to any conflicts of laws principles thereof that would call for the application of the laws of any other jurisdiction.

Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against either of the parties in the courts of the State of New York located in New York County, or if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world, whether within or without the State of New York.

11.2.     Amendment: Waiver. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument executed by the parties hereto or, in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

11.3.     Successors and Assigns. This Agreement shall be binding upon the Executive, without regard to the duration of his employment by the Company or reasons for the cessation of such employment, and inure to the benefit of his administrators, executors, heirs and assigns, although the obligations of the Executive are personal and may be performed only by his. The Company may assign this Agreement and its rights, together with its obligations, hereunder (a) in connection with any sale, transfer or other disposition of all or substantially all of its assets or business(es), whether by merger, consolidation or otherwise; or (b) to any wholly owned subsidiary of the Company, provided that the Company shall remain liable for all of its obligations hereunder. This Agreement shall also be binding upon and inure to the benefit of the Company and its subsidiaries, successors and assigns.

11.4.     Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be considered to have the force and effect of an original.

11.5.     Severability. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative.

11.6.     Indemnification. During the Term and at all times thereafter, the Company agrees that it shall indemnify Executive and provide Executive with Directors & Officers liability insurance coverage to the same extent that it indemnifies and/or provides such insurance coverage to the Board members and other most senior executive officers.

11.7.     Entire Agreement. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and is intended (with the documents referred to herein) as a complete and exclusive statement of the terms of the agreement between the parties with respect thereto.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

WHEELS UP PARTNERS LLC

By:	/s/ Kenneth Dichter
Name: Kenneth Dichter
Title: CEO

EXECUTIVE:

/s/ Lee Applbaum
Lee Applbaum

Address:

[Signature Page to Employment Agreement]

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